Exhibit 10(ii)2


                                                 Exhibit B






         1. The execution and delivery of the Agreement by the Purchaser and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

         2. The Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).